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                                                           Exhibit 4.04(k)

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DATE:  April 6, 1998

TO:    Morton's Restaurant Group
ATTN:  Thomas J. Baldwin
FAX:   516-627-1898
PHONE: 516-627-1515

FROM:  BankBoston, N.A. ("BBNA")
ATTN:  Mary M. Scherr, Derivative Confirmations
FAX:   617-434-4284
PHONE: 617-434-4405


RE:    EXTENDIBLE SWAP TRANSACTION
       [Our Ref: SW56700US/SWN56701US]

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between BankBoston, N.A. ("BBNA") and Morton's Restaurant Group ("Morton's") on the Trade Date specified below (the "Transaction"). This letter constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 1991 ISDA (the
"Definitions"), each as published by the International Swaps and Derivatives Association, Inc. ("ISDA"), are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and provisions in this Confirmation, this Confirmation will govern.

    1. This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use our best efforts promptly to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the "ISDA Form") published by ISDA, with such modifications as you and we shall in good faith agree (such agreement, the "Agreement"). Upon the execution by you and us of the Agreement, this Confirmation will supplement, form a part of, and be subject to the Agreement. All provisions contained or incorporated by reference in the Agreement, upon its execution, shall govern this Confirmation except as expressly modified below. Until we execute and deliver the Agreement, this Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if we had executed an agreement in such form (with a Schedule thereto which provides that Market Quotation and the Second Method apply for purposes of Section 6(e) of such agreement) on the Trade Date hereof. In the event of any inconsistency between this Confirmation and either the ISDA Form or the Agreement, this Confirmation will govern.

    2. The terms of the particular Transaction to which this Confirmation relates are as follows:-

Notional Amount:                     USD 10,000,000

Trade Date:                          April 3, 1998

Effective Date:                      April 7, 1998

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
Termination Date:                    April 7, 2001, subject to adjustment
                                     according to the Modified Following
                                     Business Day convention and to Section 4 herein.

FIXED AMOUNTS:
  Fixed Rate Payer:                  Morton's

  Fixed Rate:                        5.59%

  Fixed Rate Payment Dates           The 7th of January, April, July and
                                     October in each year beginning July 7, 1998,
                                     and ending on the Termination Date, subject
                                     to adjustment in accordance with the
                                     Modified Following Business Day convention.

  Fixed Rate Day Count
  Fraction:                          Actual/360

FLOATING AMOUNTS:
  Floating Player:                   BBNA

  Floating Rate Payment Dates:       The 7th of January, April, July and October
                                     in each year beginning July 7, 1998, and
                                     ending on the Termination Date, subject
                                     to adjustment in accordance with the
                                     Modified Following Business Day convention.

  Floating Rate for Initial
  Calculation Period:                5.6875%

  Floating Rate Day Count
  Fraction:                          Actual/360

  Floating Rate Option:              USD-LIBOR-BBA

  Designated Maturity:               Three months

  Spread:                            None

  Reset Dates:                       The first day of each Calculation Period.

  Compounding:                       Inapplicable

Business Days:                       New York and London

Business-Day Convention:             Modified Following.

Calculation Agent:                   BBNA

Governing Law:                       New York law

Documentation:                       ISDA Master Agreement to be provided by
                                     BBNA.

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    3. Relationship Between Parties

    Each party represents to the other party that:

    (a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. It has not received from the other party any assurance or guarantee as to the expected results of this Transaction.

    (b) Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the financial and other risks of this Transaction.

    (c) Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of this Transaction.

    (d) Risk Management. It has entered into this Transaction for the purpose of (i) managing its borrowings or investments, (ii) hedging its underlying assets or liabilities or (iii) in connection with its line of business.

    4. OTHER PROVISION(S)

    As long as no Event of Default or Termination Event shall have occurred and then be continuing, the parties agree that the Floating Rate Payer may extend the Termination Date of this Transaction by two years and must notify the Fixed Rate Payer on April 5, 2001, by telephonic notice of its intention to do so on April 9, 2001, whereupon the obligations of the parties hereunder shall reflect a revised Termination Date of April 7, 2003, and all other terms of the Transaction shall remain in effect as detailed above.

    5. ACCOUNT DETAILS:

Payments to BBNA:                    Through the Federal Reserve Bank,
                                     Boston, Routing No. ABA 011000390, for A/C
                                     BBNA, Boston, for credit to Arbitrage
                                     Settlement Account #295032, Attn: Swap
                                     Desk, 01-13-08.

Payments to MORTON'S:                PLEASE ADVISE

    5. CONTACT INSTRUCTIONS:
BBNA:  Swap Desk (Resets/Payments):  Tel:  (617)434-1321
                                     FAX:  (617)434-0505


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       Confirmations:                Tel:  (617)434-4405
                                     FAX:  (617)434-4284

MORTON'S:                            PLEASE ADVISE

Very truly yours,
BANKBOSTON, N.A.

By:   /s/ William K. LePard          By:   /s/ James Mather
  -------------------------------      ----------------------------------
  Name: William K. LePard              Name: James Mather
  Title: Managing Director             Title: Managing Director

Agreed and accepted as of the date first above written:
MORTON'S RESTAURANT GROUP

By:  /s/ Thomas J. Baldwin
  -------------------------------
  Name: Thomas J. Baldwin
  Title: EVP & CFO

PLEASE SIGN AND FAX TO:
  617-434-4284, ATTN: MARY SCHER
  REQUEST CORRECTIONS: 617-434-4405.



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